Exhibit 10.1

Mietvertrag für gewerbliche Räume	Lease Agreement for commercial premises

Zwischen

SZ-VTM Vermögens- u. Transaktions-Management GmbH & Co.KG An den Buchen 7 56307 Dernbach	SZ-VTM Vermögens- u. Transaktions-Management GmbH & Co.KG An den Buchen 7 D-56307 Dernbach

– nachfolgend Vermieter genannt –	– hereinafter Landlord –

und	and

Mocon GmbH Carl-Borgward-Straße 10 56566 Neuwied	Mocon GmbH Carl-Borgward-Straße 10 D-56566 Neuwied

– nachfolgend Mieter genannt –	– hereinafter Tenant –

– Mieter und Vermieter nachfolgend auch die Vertragsparteien genannt –	– Tenant and Landlord hereinafter also the Contracting Parties –

wird folgender Mietvertrag geschlossen:	Hereby enter into the following lease agreement:

Präambel	Preamble

Zwischen den Vertragsparteien besteht bereits der diesem Vertrag als Anlage 1 in Kopie beigefügte Mietvertrag über gewerbliche Räume vom 04./08.10.2007. Das darin in § 1.1 näher bezeichnete Mietobjekt ist bereits seit dem Jahr 2008 an den Mieter übergeben. Die Vertragsparteien haben eine Erweiterung des bisherigen Mietgegenstandes um noch zu errichtende zusätzliche Mietflächen vereinbart. Dieser neue Mietvertrag soll den bisherigen Mietvertrag vom 04./08.10.2007 ab dem Zeitpunkt der Übergabe der zu errichtenden Mietflächen an den Mieter ersetzen.

The Contracting Parties have concluded the lease agreement attached hereto as Appendix 1 regarding certain commercial premises dated 04/08 October 2007. The leased object described in § 1.1 of such lease agreement has been handed over to Tenant since 2008. The Contracting Parties have agreed to expand the prior leased object by additional leased premises to be built. This new lease agreement shall replace the prior lease agreement dated 04/08 October 2007 as from the time of handover of the additional premises to be constructed to Tenant.

Dies vorausgeschickt treffen die Vertragsparteien die nachfolgenden Vereinbarungen:	Now, therefore, the Contracting Parties agree as follows:

§ 1	§ 1
Mietgegenstand	Leased Object

1.Der Vermieter ist Eigentümer des Grundstücks mit der Anschrift Carl-Borgward-Straße 10, 56566 Neuwied.	1.Landlord is the owner of the property with address Carl-Borgward-Straße 10, D-56566 Neuwied.

Das Grundstück ist bereits mit einem Bürogebäude mit Labor und Servicewerkstatt bebaut. Die bereits vorhandenen Flächen im Bestandsgebäude betragen ca. 756 m² (Netto-Grundfläche-NGF nach DIN 277). Ferner sind bereits 20 Kfz-Stellplätze auf dem Grundstück vorhanden. (nachfolgend Bestandsobjekt)

The property already has an office building with lab and service workshop built on it. The already-existing premises in the present building amount to approx. 756 sqm (net footprint NGF according to DIN 277). Furthermore, 20 car parking places are present on the property already. (hereinafter Existing Object)

Der Vermieter beabsichtigt, nach Maßgabe der als Anlage 2 nebst Plänen beigefügten Baubeschreibung, die hiermit wesentlicher Bestandteil dieses Mietvertrags wird, folgendes Bauvorhaben zu realisieren:

Landlord intends to implement the following construction project according to the proviso of the construction description enclosed as Appendix 2 with plans, which hereby becomes an essential part of this lease agreement:

Zweigeschossiger Erweiterungsbau (Lager im Erdgeschoss, Logistikfläche/Werkstatt im Erdgeschoss, 2 Büros, Archiv, Besprechungsraum, Flur im Obergeschoss) am Bestandsgebäude in südwestlicher Richtung

Two-floor expansion building (storage on the ground floor, logistics area/workshop on the ground floor, 2 offices, archive, meeting room, hallway on the top floor) at the existing building in the South-Western direction

Für die zusätzlich zu errichtenden Gebäude ist eine Fläche (NGF) von ca. 425 m² vorgesehen. Zusätzlich werden im Außenbereich 10 weitere Kfz-Stellplätze für den Mieter hergerichtet (nachfolgend Zusatzobjekt).

For the buildings to be built additionally, an area (NGF) of approx. 425 sqm is intended. Additionally, 10 further car parking spaces for Tenant will be prepared in the outdoor area (hereinafter Additional Object).

– Bestandsobjekt und Zusatzobjekt werden nachstehend Mietobjekt genannt –	– The Existing Object Additional Object hereinafter together the Leased Object –

Das Bestandsobjekt ist den Planunterlagen (Anlage 2) mir roter Umrandung eingezeichnet. Das Zusatzobjekt ist in den Planunterlagen blau umrandet.	In the attached plan (Appendix 2), the existing Object is outlined in red, the Additional Object is outlined in blue.

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2. Das Bestandsobjekt ist dem Mieter bekannt. Der Vermieter verpflichtet sich, die in Anlage 3 zu diesem Vertrag näher spezifizierten Arbeiten im bzw. am Bestandsobjekt bis zu dem gemäß § 3 Abs. 1 S. 1 dieses Vertrags berechneten Zeitpunkt ausführen zu lassen. Im Übrigen wird das Bestandsobjekt in dem Zustand übernommen, in dem es sich derzeit befindet. Es wird im Rahmen der nachfolgenden Mietberechnung mit 756 m² Nutzfläche und 20 Kfz-Stellplätzen berücksichtigt. Diese Werte (756 m² und 20 Stellplätze) gelten zum Zwecke der Mietberechnung als verbindlich vereinbart, ohne dass es eines Aufmaßes der Flächen des Bestandsobjektes bedarf.

2. The Existing Object is known to Tenant. Landlord commits to having the work specified in more detail according to Appendix 3 of this agreement performed in or at the Existing Object prior to the date determined pursuant to § 3 para. 1 sent. 1 of this lease agreement. Apart from this, the Existing Object will be taken over in the condition in which it currently is. The scope of the following lease calculation considers it at a usage area of 756 sqm and 20 car parking spaces. These values (756 sqm and 20 parking spaces) are considered agreed on bindingly for the purpose of calculating rent, without requiring any measurements of the area of the Existing Object.

3.Sollten sich bei Vermessung des Zusatzobjektes nach dessen Fertigstellung Abweichungen von der voraussichtlichen Nutzfläche (425 m²) von bis zu 5 % ergeben, so ist keine der Parteien berechtigt, deswegen eine Änderung des Mietpreises zu fordern. Bei darüber hinausgehenden Abweichungen kann jede Partei eine Mietanpassung entsprechend der bei der Vermessung festgestellten Nutzfläche verlangen. Die für das Zusatzobjekt ermittelten Nutzflächen und die sich entsprechend ergebende Miete sind in diesem Fall in einem Nachtrag zu diesem Mietvertrag schriftlich festzuhalten. Die angepasste Miete ist ab Unterzeichnung des Nachtrages zu zahlen. Eine Mietanpassung für zurückliegende Zeiträume erfolgt nicht. Sofern eine Vermessung des Zusatzobjektes nicht durchgeführt wird, bleibt es bei den in § 4 Ziffer 1 der Mietberechnung zugrunde gelegten Angaben zur Nettogrundfläche.

3.If any deviations of the expected usage area (425 sqm) of up to 5 % results when measuring the Additional Object, neither party shall have the right to demand a change to the lease for this. If deviations exceed this value, either party may demand adjustment of the lease according to the usage area determined by measurement. The usage areas determined for the Additional Object and the correspondingly resulting lease shall in this case be recorded in writing in a supplement to this lease agreement. The adjusted lease shall be payable from signature of the supplement. A lease adjustment for past periods shall not take place. Where measurement of the additional object is not performed, the information on the net area underlying the lease calculation pursuant to § 4 para. 1 shall be used.

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4.Der Vermieter übergibt dem Mieter bei dessen Einzug in das Zusatzobjekt weitere Schlüssel, deren Anzahl sich aus dem Übergabeprotokoll für das Zusatzobjekt ergibt. Die Anfertigung zusätzlicher Schlüssel bedarf der ausdrücklichen Genehmigung des Vermieters. Bei Beendigung des Mietverhältnisses sind nicht nur die übergebenen, sondern auch die darüber hinaus vom Mieter selbst beschafften oder im Besitz des Mieters befindlichen Schlüssel an den Vermieter ohne Kostenerstattung zurückzugeben.

4.Landlord shall provide Tenant with further keys when Tenant moves into the Additional Object, the number of which shall be recorded in the handover minutes for the Additional Object. The production of additional keys shall require the express consent of Landlord. At termination of the lease, not only the provided keys, but also any keys procured by Tenant or in possession of Tenant shall be returned to Landlord without reimbursement for costs.

Geht ein im Besitz des Mieters befindlicher Schlüssel verloren oder wird er unbrauchbar, hat der Vermieter das Recht, das betreffende Schloss und alle dazugehörigen Schlüssel auf Kosten des Mieters verändern oder ersetzen zu lassen; dies gilt auch für eine vorhandene gemeinsame Schließanlage. Anders nur, wenn der Mieter nachweist, dass ein Missbrauch, vor allem durch Dritte, ausgeschlossen ist.

If any key in possession of Tenant is lost or rendered useless, Landlord shall have the right to have the respective lock and all associated keys changed or replaced at the expense of Tenant; this shall also apply to any present shared locking system. The only exception from this shall be if Tenant documents that abuse, in particular by third parties is impossible.

5.Der Vermieter leistet keine Gewähr dafür, dass die gemieteten Räume den infrage kommenden allgemeinen technischen Anforderungen sowie den behördlichen und anderen Vorschriften entsprechen. Der Mieter hat behördliche Auflagen – soweit sie ihre Grundlage im Betrieb haben – auf eigene Kosten zu erfüllen; im Übrigen obliegen diese dem Vermieter. Die Räume dürfen nur für die nach den jeweiligen behördlichen Bestimmungen zulässigen Zwecke genutzt werden.

5.Landlord does not warrant that the rented premises meet any general technical requirements and the authority and other provisions. Tenant shall meet any authority requirements - where they are based on operations - at its expense; apart from this, they shall be subject to Landlord. The premises must only be used for the purposes permitted according to the respective authority provisions.

§ 2	§ 2
Vertragszweck	Purpose

1.Das Mietobjekt wird dem Mieter zum Betrieb eines Gewerbebetriebes mit Verwaltung, Vertrieb, Lager, Labor, Archiv, Logistikfläche und Servicewerkstatt vermietet. Eine Änderung dieses Nutzungszwecks bedarf der vorherigen schriftlichen Genehmigung des Vermieters.

1.The Leased Object shall be leased to Tenant for operation of a business operation with administration, sales, storage, lab, archive, logistics area and service workshop. Any change to this purpose shall require the advance written consent of Landlord.

2.Der Mieter hat den Betrieb sauber unter Beachtung der gesetzlichen und behördlichen Vorschriften zu führen.	2.Tenant shall conduct its operation on the Leased Object in compliance with applicable laws and regulations.

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§ 3	§ 3
Mietzeit, Option, Kündigung, Sonderkündigungsrecht	Term of the Lease, Option, Termination, Special Right of Termination

1.Das neue Mietverhältnis beginnt mit der Übergabe des Zusatzobjektes an den Mieter – spätestens jedoch 39 Wochen nach dem Zeitpunkt, zu dem sowohl ein Geschäftsführer des Mieters diesen Mietvertrag unterzeichnet hat als auch die gemäß § 8 dieses Mietvertrags zu gewährende Mietbürgschaft dem Vermieter zugegangen ist – und ist für eine Laufzeit von 11 Jahren ab Beginn des Monats, der auf die Übergabe folgt, fest vereinbart.

1.The new lease shall commence at handover of the Additional Object to Tenant – at the latest 39 weeks after both of the following are complete: one managing director of the Tenant has signed this lease agreement and the lease security pursuant to sec. 8 hereof has been executed and received by the Landlord – and shall have a fixed term of 11 years as of the beginning of the month following handover of the Additional Object.

Der Vermieter ist verpflichtet, (i) mit Unterzeichnung des Mietvertrags durch einen Geschäftsführer des Mieters und Zugang der gemäß § 8 dieses Mietvertrags zu gewährenden Mietbürgschaft die Baugenehmigung für das Zusatzobjekt zu beantragen, und (ii) mit dem Bau des Zusatzobjekts zu beginnen, sobald die Baugenehmigung vorliegt und der Mietvertrag durch einen zweiten Geschäftsführer des Mieters unterzeichnet ist. Verzögert sich der Baubeginn aufgrund Fehlens der zweiten Unterschrift des Mieters über den Zeitpunkt der Erteilung der Baugenehmigung hinaus, ist diese Verzögerung dem Zeitpunkt für die Übergabe des Zusatzobjekts gemäß § 3 Abs. 1 S. 1 des Mietvertrags hinzuzurechnen

The Landlord shall (i) file for granting of a building permit immediately upon fulfillment of the following: one managing director of the Tenant has signed this lease agreement and the lease security pursuant to sec. 8 hereof has been executed and received by the Landlord, and (i) begin construction of the Additional Object immediately upon signature of this lease agreement by a second managing director of the Tenant. If procuring the second signature by the Tenant delays commencement of construction of the Additional Object beyond the date the building permit has been granted, the point in time for handover of the Additional Object pursuant to sec. 3 para. 1 sent. 1 above shall be postponed by the extent of such delay.

Beginn und Ende des neuen Mietverhältnisses gemäß vorstehendem Satz haben die Vertragsparteien in einem Nachtrag zu diesem Mietvertrag schriftlich zu bestätigen.	The Contracting Parties shall confirm the commencement date and the end date of the lease pursuant to the preceding sentence in writing in a supplement to this lease agreement.

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Das Mietverhältnis endet 11 Jahre nach seinem Beginn, wenn der Mieter nicht die ihm gewährte Mietoption (§ 3 Ziff. 2) ausübt.	The lease shall end 11 years after its commencement unless Tenant executes the lease option (sec 3 para. 2) granted to it.

Eine Andienung des Zusatzobjektes an den Mieter bei vorzeitiger Fertigstellung durch den Vermieter ist mit einer Vorankündigung von 3 Monaten möglich.	Offering of the Additional Object to Tenant at premature completion by Landlord shall be possible with advance notice of 3 months.

Der Mieter ist berechtigt, den gesamten Mietvertrag mit sofortiger Wirkung zu kündigen, sofern das Zusatzobjekt nicht sechs Monate nach dem gemäß § 3 Abs. 1 S. 1 festgelegten Zeitpunkt in einem für die Verwendung gemäß § 2 geeigneten Zustand an den Mieter übergeben wird.

The Tenant may terminate the entire lease agreement with immediate effect, should handover of the Additional Object ready to be used for the purpose pursuant to sec. 2 not be effected six months after the date to be determined in accordance with sec. 3 para. 1 sent. 1 of this lease agreement.

Eine Verzögerung des Fertigstellungs- und Übergabetermins des Zusatzobjekts, die auf Naturgewalten zurückzuführen ist, führt nicht zu einer Schadensersatzpflicht des Vermieters. In diesem Fall ist diese Verzögerung dem Zeitpunkt für die Übergabe des Zusatzobjekts gemäß § 3 Abs. 1 S. 1 des Mietvertrags hinzuzurechnen.

Delay of the completion and handover date for the Additional Object due to forces of nature shall not cause liability of Landlord for damages. In this case the point in time for handover of the Additional Object pursuant to sec. 3 para 1 sent. 1 above shall be postponed by the extent of such delay.

2.Der Mieter ist berechtigt, die Mietzeit für das Mietobjekt durch einfache schriftliche Erklärung zweimal um jeweils 5 Jahre zu verlängern. Die Erklärung muss bis spätestens 12 Monate vor Ablauf der Mietzeit (gemäß § 3 Ziff. 1) beim Vermieter eingegangen sein.

2.Tenant shall have the right to extend the term of the lease for the Leased Object twice by a period of 5 years each by simple written declaration. The declaration must have been received by Landlord at the latest 12 months before the end of the lease term of the lease (sec 3 para 1).

3.Der Mietvertrag kann zum Ablauf dieser – ggf. durch Optionsausübung verlängerten – Mietzeit mit einer Frist von 12 Monaten gekündigt werden. Erfolgt keine fristgerechte Kündigung, verlängert er sich jeweils um ein weiteres Jahr.

3.The lease agreement may be terminated at the end of this lease term – if applicable, the term extended by execution of the option – with a period of notice of 12 months to the end of each term. If the lease is not terminated in time, it shall extend by one more year from time to time.

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Die Kündigung muss schriftlich erfolgen. Für ihre Rechtzeitigkeit kommt es nicht auf die Absendung durch den Mieter, sondern auf den Zugang des Kündigungsschreibens beim Vermieter an.	Termination shall require written form. Timeliness shall be determined not by dispatch by Tenant, but by receipt of the termination letter by Landlord.

4.Dem Mieter steht ein einmaliges Sonderkündigungsrecht zum Ablauf des achten Mietjahres zu. Auch hier gilt eine Kündigungsfrist von 12 Monaten für den Mieter. Falls der Mieter das Sonderkündigungsrecht ausübt, schuldet er als Einmalzahlung 80 % der Mieten für Nutzflächen und Stellplätze (ohne Nebenkosten), die in der Restlaufzeit des Vertrages von drei Jahren entstanden wären, zuzüglich der dann gültigen gesetzlichen Umsatzsteuer. Maßgeblich für die Berechnung der Einmalzahlung sind die zum Zeitpunkt des Wirksamwerdens der Kündigung gültige Miete und der zu diesem Zeitpunkt gültige Umsatzsteuersatz. Die Einmalzahlung ist von dem Mieter an den Vermieter spätestens bis zum dritten Werktag des Monats zu zahlen, der auf die Beendigung des Mietverhältnisses durch die Sonderkündigung folgt.

4.Tenant shall have a one-time special right of termination to the effect that Tenant may terminate the end of the eighth year of the lease. A period of notice of 12 months for Tenant applies. If Tenant exercises the special right of termination, it shall owe a one-time payment at 80 % of the lease for usage areas and parking spaces (excluding ancillary costs) that would have arisen during the remaining term of the agreement of three years, plus the applicable statutory VAT at the time. Such one-time payment shall be calculated based on the lease and VAT rate applicable on the date the termination becomes effective. The one-time payment shall be paid by Tenant to Landlord at the latest by the third working day of the month following termination of the lease by special termination.

Sofern der Vermieter das Mietobjekt nach Ausübung des Sonderkündigungsrechts innerhalb der Restlaufzeit des Vertrages an eine dritte Partei vermietet, hat er dem Mieter 75 % des Betrages zu erstatten, den der Vermieter während der Restlaufzeit des Vertrages von der dritten Partei erhält.

Die Höhe des von der dritten Partei erhaltenen Betrags ist vom Vermieter schriftlich nachzuweisen.

Should the Landlord rent out the Leased Object to a third party after the Tenant exercised the special right of termination, the Landlord shall reimburse the Tenant in an amount of 75 % of the amount received by the third party during the remaining term of the lease.

The Landlord shall evidence the amount received by the third party to the Tenant in writing.

5.Drei Monate vor Beendigung des Vertragsverhältnisses hat der Mieter die Anbringung von Vermietungsplakaten an den Fenstern und anderen geeigneten Stellen zu gestatten.	5.Three months before the lease terminated, Tenant shall allow placement of vacancy signs in the windows and other suitable locations of the Leased Object.

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§ 4	§ 4
Nettomiete, Nebenkosten	Net Lease, Ancillary Costs

1.Die Grundmiete beträgt monatlich € 8,20 pro Quadratmeter Nutzfläche, also bei vereinbarter Nettogrundfläche von 756 m² für das Bestandsobjekt und voraussichtlicher Nettogrundfläche von 425 m² für das Zusatzobjekt insgesamt

1.The monthly base lease shall be € 8.20 per sqm, i.e. at an agreed net footprint of 756 sqm for the Existing Object and an expected net footprint of 425 sqm for the Additional Object

€ 9.684,20	€ 9,684.20.

2.Die monatliche Miete für einen Kfz-Stellplatz beträgt € 25,00 pro Stellplatz, also bei insgesamt 30 Stellplätzen	2.The monthly lease for a car parking space shall be € 25.00 per parking space, i.e. at a total of 30 parking spaces

€ 750,00.	€ 750.00.

3.Zusätzlich zu der Miete gemäß § 4 Ziff. 1 und 2 sind monatlich als Vorauszahlung auf die unter § 4 Ziff. 6 aufgeführten Nebenkosten zu entrichten	3.In addition to the lease pursuant to § 4 para.1 and 2, a monthly advance payment for the ancillary costs listed below in § 4 para. 6 shall be paid in the amount of

€ 2.000,00.	€ 2,000.00.

4.Zusätzlich auf die Nettokaltmiete sowie die Nebenkostenvorauszahlung i.H.v. insgesamt € 12.434,20 ist die jeweils geltende gesetzliche Umsatzsteuer (siehe auch unten § 5) zu entrichten. Diese beträgt zur Zeit 19 % und somit:

4.In addition to the net base rent and the ancillary cost prepayments at a total of € 12,434.20, the respective applicable statutory VAT (also see below, § 5) must be paid. At the moment, this amounts to 19 % and thus:

€ 2.362,50	€ 2,362.50

5.Die Gesamtmiete einschließlich Nebenkostenvorauszahlungen und der jeweils hierauf zu entrichtenden Umsatzsteuer beträgt somit monatlich	5.The total monthly lease including ancillary cost prepayments and the respective VAT therefore amounts to

€ 14.796,70.	€ 14,796.70.

6.Der Mieter trägt die nachfolgend aufgeführten Nebenkosten:	6.Tenant shall bear the following ancillary costs:

a) Die Kosten der Hausverwaltung	a)The costs for building administration

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b)	Die laufenden öffentlichen Lasten des Grundstücks; Hierzu gehört namentlich die Grundsteuer.	b)	2. Any recurring public charges relating to the property; This shall include specifically the land tax.

c)

Die Kosten der Wasserversorgung; Hierzu gehören die Kosten des Wasserverbrauchs, die Grundgebühren, die Kosten der Anmietung oder anderer Arten der Gebrauchsüberlassung von Wasserzählern sowie die Kosten ihrer Verwendung einschließlich der Kosten der Eichung sowie der Kosten der Berechnung und Aufteilung, die Kosten der Wartung von Wassermengenreglern, die Kosten des Betriebs einer hauseigenen Wasserversorgungsanlage und einer Wasseraufbereitungsanlage einschließlich der Aufbereitungsstoffe.

c)

The costs for water supply;

This shall include the costs for water consumption, the basic fees, the costs for renting or other provision of water meters and the costs for their use, including the costs for calibration and the costs for calculation and distribution, the costs for maintenance of water volume controllers, the costs for operation of an in-house water supply facility and water preparation facility including the treatment media.

d)

Die Kosten der Entwässerung;

Hierzu gehören die Gebühren für Haus- und Grundstücksentwässerung, die Kosten des Betriebs einer entsprechenden nicht öffentlichen Anlage und die Kosten des Betriebs einer Entwässerungspumpe.

		d)	The costs for drainage This shall include the fees for building and property drainage, the costs for operation of a corresponding non-public facility and the costs for operation of a drainage pump.

e)

Die Kosten (soweit vorhanden) des Betriebs der zentralen Brennstoffversorgungsanlage;

hierzu gehören die Kosten der verbrauchten Brennstoffe und ihrer Lieferung, die Kosten des Betriebsstroms und die Kosten der Überwachung (Wartung) sowie die Kosten der Reinigung der Anlage und des Betriebsraums;

e)

The costs (to the extent applicable) for operation of the central fuel supply system;

This shall include the costs for consumed fuels and their delivery, the costs for operating power and the costs for supervision (maintenance) as well as the costs for cleaning of the facility and operating room;

f)	Die Kosten (soweit vorhanden) des Betriebs der zentralen Warmwasserversorgungsanlage; hierzu gehören die Kosten der Wasserversorgung und die Kosten der Wassererwärmung.	f)	The costs (to the extent applicable) for operation of the central hot-water supply system; This shall include the costs for water supply and the costs for water heating.

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g)	Die Kosten verbundener Heizungs- und Warmwasserversorgungsanlagen (soweit vorhanden) bei zentralen Heizungsanlagen entsprechend Buchstabe c), soweit sie nicht dort bereits berücksichtigt sind;	g)	The costs for connected heating and hot-water supply facilities (to the extent applicable) for central heating facilities within the meaning of lit. c), unless already included there

h)

Die Kosten des Betriebs des Personen- oder Lastenaufzugs (soweit vorhanden und genutzt);

Hierzu gehören die Kosten des Betriebsstroms, die Kosten der Beaufsichtigung, der Bedienung, Überwachung und Pflege der Anlage, der regelmäßigen Prüfung ihrer Betriebsbereitschaft und Betriebssicherheit einschließlich der Einstellung durch eine Fachkraft sowie die Kosten der Reinigung der Anlage.

h)

The costs for operation of the person or goods lift (if present and used);

This shall include the costs for operating power, the costs for monitoring, operation, supervision and care of the facility, regular review of its readiness for operation and operational safety, including setting by a specialist and the costs for cleaning the facility.

i)

Die Kosten der Straßenreinigung, des Winterdienstes und der Müllabfuhr;

Zu den Kosten der Straßenreinigung gehören die für die öffentliche Straßenreinigung zu entrichtenden Gebühren und die Kosten entsprechender nicht öffentlicher Maßnahmen. Außerdem zählen dazu die Kosten für den Winterdienst, die Anmietung, Unterhaltung und den Betrieb der Schneeräumgeräte. Zu den Kosten der Müllbeseitigung gehören namentlich die für die Müllabfuhr zu entrichtenden Gebühren, die Kosten entsprechender nicht öffentlicher Maßnahmen, die Kosten des Betriebs von Müllkompressoren, Müllschluckern, Müllabsauganlagen sowie des Betriebs von Müllmengenerfassungsanlagen einschließlich der Kosten der Berechnung und Aufteilung. Außerdem gehören dazu die Kosten der Sperrmüllabfuhr und die Beseitigung wilder Müllablagerungen.

i)

The costs for street cleaning, winter service and garbage disposal;

The costs for street cleaning shall include the fees to be paid for public street cleaning and the costs for the corresponding non-public measured. It shall also include the costs for winter service, renting, maintenance and operation of snow-clearing equipment. The costs for garbage disposal shall in particular include the fees to be paid for garbage collection, fees for the corresponding non-public measures, costs for operation of garbage compressors, garbage chutes, waste extraction facilities and operation of garbage volume recording facilities, including the costs for calculation and distribution. This shall also include the costs for bulky waste collection and removal of wild waste deposits.

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j)

Die Kosten der Gebäudereinigung und Ungezieferbekämpfung;

Zu den Kosten der Gebäudereinigung gehören die Kosten für die Säuberung der von den Bewohnern gemeinsam benutzten Gebäudeteile, wie Zugänge, Flure, Treppen, Keller, Bodenräume, Waschküchen, Fahrkorb des Aufzugs.

j)

The costs for building cleaning and pest control;

The costs for building cleaning include the costs for cleaning the building parts used as common areas by the residents, such as access areas, hallways, stairs, basements, attic rooms, utility rooms, basket of the left.

k)

Die Kosten der Gartenpflege;

Hierzu gehören die Kosten der Pflege gärtnerisch angelegter Flächen einschließlich der Erneuerung von Pflanzen und Gehölzen sowie der Pflege von Plätzen, Zugängen und Zufahrten, die dem nicht öffentlichen Verkehr dienen.

k)

The costs for garden care;

This shall include the costs for care of areas set up by a gardener, including renewal of plants and shrubbery and the care of yards, accesses and driveways that are not used for public traffic.

l)

Die Kosten der Beleuchtung;

Hierzu gehören die Kosten des Stroms für die Außenbeleuchtung und die Beleuchtung der von den Bewohnern gemeinsam genutzten Gebäudeteile, wie Zugänge, Flure, Treppen, Keller, Bodenräume, Waschküchen.

l)

The costs for lighting;

This shall include the costs for power for the outdoor lighting and lighting of the building areas used by the residents together, such as accesses, hallways, stairs, basements, attic rooms, utility rooms.

m)	Die Kosten der Schornsteinreinigung (soweit ein Schornstein vorhanden ist); Hierzu gehören die Kehrgebühren nach der maßgebenden Gebührenordnung.	m)	The costs for chimney sweeping (where there is a chimney); This shall include the sweeping fees according to the relevant fee rules.

n)

Die Kosten der Sach- und Haftpflichtversicherung;

Hierzu gehören namentlich die Kosten der Versicherung des Gebäudes gegen Feuer-, Sturm-, Wasser- sowie sonstige Elementarschäden, der Glasversicherung, der Haftpflichtversicherung für das Gebäude.

n)

The costs for property and liability insurance;

This shall include in particular the costs for insurance of the building against fire, storm, water and other elementary damage, glass insurance, liability insurance for the building.

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o)

Die Kosten für den Hauswart (soweit vorhanden);

Hierzu gehören die Vergütung, die Sozialbeiträge und alle geldwerten Leistungen, die der Eigentümer oder Erbbauberechtigte dem Hauswart für seine Arbeit gewährt, soweit diese nicht die Instandhaltung, Instandsetzung, Erneuerung, Schönheitsreparaturen oder die Hausverwaltung betreffen.

o)

The costs for the caretaker (to the extent applicable);

This shall include compensation, social security contributions and all non-cash benefits that the owner or leaseholder pays to the caretaker for his work unless these refer to maintenance, repair, renewal, cosmetic repairs or building administration.

p)	Die Kosten (soweit vorhanden)		p)	The costs (to the extent applicable)

	–	des Betriebs einer Gemeinschaftsantennenanlage; hierzu gehören die Kosten des Betriebsstroms und die Kosten der regelmäßigen Prüfung ihrer Betriebsbereitschaft einschließlich der Einstellung durch eine Fachkraft oder das Nutzungsentgelt für eine nicht zur Wirtschaftseinheit gehörende Antennenanlage sowie die Gebühren, die nach dem Urheberrechtsgesetz für die Kabelweitersendung entstehen;		–

for operation of a communal antenna facility;

This shall include the costs for operating current and the costs for regular inspections of their readiness for operation, including setting by specialists or the usage fee for any antenna facility that does not belong to the business unit, as well as the fees that arise for cable forwarding under copyright law;

	–	des Betriebs der mit einem Breitbandkabelnetz verbundenen privaten Verteilanlage; Hierzu gehören die Kosten entsprechend Buchstabe a, ferner die laufenden monatlichen Grundgebühren für Breitbandkabelanschlüsse;		–

for operation of the private distributor system connected to a broadband cable network;

This shall include the costs according to lit. a, as well as the continuous monthly basic fees for broadband cable connections;

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–	des Betriebs und der Wartung von Blitzschutz- und Blitzableiteranlagen; hierzu gehören die Kosten für die Prüfung durch eine Fachkraft nach Maßgabe der anerkannten Regeln der Technik;	–

for operation and maintenance of lightning protection and lightning arrestor facilities;

This shall include the costs for review by a specialist according to the proviso of the recognised rules of the art;

–	des Betriebs und der Wartung von Alarmanlagen und Videoüberwachungsanlagen; hierzu gehören die Kosten des Betriebsstroms, die Kosten der Überwachung, Wartung, Instandhaltung, Pflege und Reinigung der Einrichtungen, der regelmäßigen Prüfung ihrer Betriebsbereitschaft und Betriebssicherheit;	–

for operation and maintenance of alarm facilities and video surveillance facilities;

This shall include the costs for operating power, the costs for monitoring, maintenance, servicing, care and cleaning of the facilities, regular review of their readiness for operation and operational safety;

–	des Betriebs und der Wartung von Klima- und Lüftungsanlagen; hierzu gehören die Kosten des Betriebsstroms, der etwaigen Wasserversorgung, die Kosten der Überwachung, Wartung, Instandhaltung, Pflege und Reinigung der Einrichtungen, der regelmäßigen Prüfung ihrer Betriebsbereitschaft und Betriebssicherheit und der Austausch von Filtern;	–

of operation and maintenance of air conditioning and ventilation facilities;

This shall include the costs for operating power, possible water supply, the costs for monitoring, maintenance, servicing, care and cleaning of the facilities, regular review of their readiness for operation and operational safety and the exchange of filters;

–	des Betriebs und der Wartung des vorbeugenden Brandschutzes; hierzu gehören insbesondere Kosten für Betrieb und Wartung von Brand- und Rauchmeldeanlagen, Rauchabzügen, Sprinkleranlagen, für die Wartung, Neubefüllung, den Austausch und Ersatz von Feuerlöschern, die Wartung von Brandschutztüren und die Durchführung von Brandverhütungsschauen.	–

operation and maintenance of preventive fire protection;

This shall particularly include costs for operation and maintenance of fire and smoke alarm systems, smoke extractions, sprinkler systems, for maintenance, new filling, exchange and replacement of fire extinguishers, maintenance of fire protection doors and execution of fire prevention examinations.

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7.Soweit der Vermieter von Anfang an oder später von seinem Umlegungsrecht ganz oder teilweise keinen Gebrauch macht, bleiben die entsprechenden Verpflichtungen des Mieters für die Zukunft dennoch bestehen. Eigene Sach- und Arbeitsleistungen des Vermieters dürfen mit dem Betrag in Ansatz gebracht werden, der an Nebenkosten dadurch erspart wird, dass im Hinblick darauf die Beauftragung eines Dritten (z.B. einer Fremdfirma) unterbleiben konnte.

7.Where Landlord does not make use of its allocation rights wholly or in part from the beginning or at a later time, the corresponding obligations of Tenant shall nevertheless continue for the future. Own contributions in kind and in work of Landlord may be charged at the amount that is saved in ancillary costs by not having to charge a third party with it (e.g. a third company).

8. Die vorstehend unter § 4 Ziffer 6 Buchstaben j) (Gebäudereinigung und Ungezieferbekämpfung), k) (Gartenpflege) sowie p) Spiegelstriche 3 bis 6 (Betrieb und Wartung von: Blitzschutz- und Blitzableiteranlagen, Alarm- und Videoüberwachungsanlagen, Klima- und Lüftungsanlagen sowie Brandschutzanlagen) aufgeführten Maßnahmen beauftragt der Mieter derzeit selbst.

8. The measures listed above in § 4 para. 6 lit. j) (Building cleaning and pest control), k) (Garden care), and p) bullets 3 to 6 (Operation and maintenance of: lightning protection and lighting arrestor facilities, alarm and video monitoring facilities, air conditioning and ventilation systems as well as fire protection facilities) are currently purchased by Tenant directly.

9.Soweit § 5 dieses Vertrags einschlägig ist, hat der Mieter zusätzlich zu der Nettomiete und den vereinbarten Vorauszahlungen sowie zusammen mit diesen auch die jeweils hierauf entfallende Umsatzsteuer zu entrichten.

9.Subject to § 5, Tenant shall pay the respective VAT in addition to and with the net lease and the agreed advance payments together w.

§ 5	§ 5
Umsatzsteuer, Ausweis der Gesamtmiete	VAT, Indication of the Total Lease

1.Verzichtet der Vermieter auf die Befreiung der Mieteinnahmen von der Umsatzsteuer und ist der Mieter zum Vorsteuerabzug berechtigt, so ist der Mieter verpflichtet, zusätzlich zur Miete, den Nebenkosten sowie den übrigen auf ihn nach diesem Vertrag umgelegten Kosten die jeweils hierauf entfallende Umsatzsteuer in jeweils gesetzlicher Höhe zu zahlen.

1.If Landlord waives exemption of the lease income from VAT and Tenant has the right to deduct input tax, Tenant shall be obliged to pay the VAT arising for the lease, the ancillary costs and the other costs allocated to it according to this agreement at the respective statutory amount in addition to these.

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2.Im Falle der Untervermietung hat der Mieter die wirksame Weitergabe der vorgenannten Verpflichtungen an jeden weiteren Untermieter sicher zu stellen. Ein Verstoß hiergegen berechtigt den Vermieter, die Genehmigung zur Untervermietung zu verweigern oder zu widerrufen.

2.In case of sublease, Tenant shall ensure effective passing on of the above obligations to every further sub lessee. Violation of this shall entitle Landlord to refuse or revoke the permission to sublease.

3.Die Umsatzsteuernummer des Vermieters lautet:	3.The VAT ID of Landlord is:

DE149510761	DE149510761

Die Umsatzsteuernummer des Mieters lautet:	The VAT ID of Tenant is:

DE149530364	DE149530364

§ 6	§ 6
Zahlung der Miete	Payment of the Lease

1.Miete und Nebenkosten sowie die etwaig hierauf entfallende Umsatzsteuer sind monatlich im Voraus, spätestens am dritten Werktag des Monats porto- und spesenfrei auf das nachbenannte Konto des Vermieters zu bezahlen:

1.The lease and ancillary costs, as well as any VAT arising for this shall be payable every month in advance, at the latest on the third working day of the month, free of postage and expenses, to the following account of Landlord:

Bank: Commerzbank, Filiale Koblenz IBAN: DE10 5708 0070 0602 3010 00 BIC: DRESDEFF570 Kontoinhaber/ Empfänger: SZ-VTM	Bank: Commerzbank, Koblenz branch IBAN: DE10 5708 0070 0602 3010 00 BIC: DRESDEFF570 Account holder/recipient: SZ-VTM

2.Für die Rechtzeitigkeit der Zahlung ist der Eingang bzw. die Gutschrift auf diesem Konto maßgebend.	2.Receipt in and crediting to the respective account shall be decisive for timeliness of the payment.

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§ 7	§ 7
Umlage und Abrechnung der Nebenkosten	Allocation and Settlement of the Ancillary Costs

1.Die Nebenkosten werden nach dem Verhältnis der vermieteten Fläche zur Gesamtfläche auf den Mieter umgelegt, soweit nachstehend nichts anderes vereinbart ist.	1.The ancillary costs shall be allocated to Tenant at the ratio of the rented areas to the overall area unless agreed otherwise below.

2.Abrechnungszeitraum ist das Kalenderjahr. Über die Nebenkosten wird regelmäßig innerhalb eines Jahres nach Beendigung des jeweiligen Abrechnungszeitraums abgerechnet, es sei denn, dem Vermieter liegen noch nicht alle zur Abrechnung erforderlichen Unterlagen vor. Liegen dem Vermieter zu diesem Zeitpunkt noch nicht alle hierfür erforderlichen Unterlagen vor, ist er zur Teilabrechnung berechtigt, jedoch nicht verpflichtet. Eine sich aus der Abrechnung ergebende Nebenkostennachforderung des Vermieters bzw. eine Rückforderung des Mieters ist mit Zugang der jeweiligen Abrechnung fällig.

2.Ancillary costs shall be invoiced for each calendar year. The ancillary costs shall be invoiced within one year after the end of a calendar year, unless not all documents required for invoicing are available to Landlord yet. If not all documents required for invoicing are available to Landlord at that time, Landlord shall be entitled, but not obligated, to issue a preliminary invoice based on the information available. Any payment for ancillary costs by Tenant or repayment by Landlord shall be due for payment immediately upon receipt of the respective invoice.

3.Ergeben sich aus der Abrechnung Guthaben oder Nachforderungen in Höhe von mehr als € 5.000,00, so kann jede Vertragspartei mit Wirkung für die Zukunft durch einfache Erklärung in Textform gegenüber dem anderen Teil eine entsprechende Anpassung der monatlichen Vorauszahlungen vornehmen.

3.If the claim for payment or repayment of ancillary costs following an invoice for a calendar exceeds € 5,000.00, either Contracting Party may adjust the monthly advance payment accordingly effective for the future by simple declaration in text form towards the other party.

§ 8	§ 8
Mietsicherheit	Collateral

1.Der Mieter hat für das Bestandsobjekt bereits eine Kaution in Höhe von € 18.450,00 auf das vorgenannte Konto des Vermieters eingezahlt. Der Mieter ist verpflichtet, bis zum Bezug des Zusatzobjekts und vor dessen Übergabe eine weitere Kaution in Höhe von € 11.550,00 auf das Konto des Vermieters einzubezahlen.

1.Tenant has already paid € 18,450.00 to the above account of Landlord as lease security for the Existing Object. Tenant shall pay an additional amount of € 11,550.00 to the account of Landlord prior moving into the Additional Object and it is handed over.

Der Kautionsbetrag in Höhe von insgesamt € 30.000,00 wird nicht verzinst.	The deposited amount at € 30,000.00 € in total shall not bear interest.

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Der Vermieter ist berechtigt, alle aus dem Mietverhältnis entstandenen, noch nicht erfüllten Ansprüche gegen den Mieter mit der Mietsicherheit zu verrechnen. Sollte die Mietsicherheit während der Mietzeit ganz oder teilweise in Anspruch genommen werden, so ist der Mieter verpflichtet, sie unverzüglich wieder auf den vereinbarten Betrag aufzufüllen.

Landlord shall have the right to set off all claims against Tenant arising from the lease and not yet paid against the lease collateral. If the collateral is wholly or partially utilised during the term of the lease, Tenant shall be obliged to top it up to the agreed amount again without delay

Die Kaution wird nach Beendigung des Mietverhältnisses und Rückgabe des Mietgegenstandes an den Vermieter an den Mieter zurückgezahlt.	The deposit shall be repaid to Tenant by Landlord after the end of the lease and return of the leased object.

2. Bürgschaft der Muttergesellschaft:	2. Guarantee by the parent company:

Dansensor A/S Rønnedejev 18 4100 Ringsted Dänemark	Dansensor A/S Rønnedejev 18 4100 Ringsted Denmark

Die Muttergesellschaft hat gegenüber dem Vermieter die als Anlage 4 beigefügte Bürgschaft eingeräumt.	The parent company granted the Landlord the rental guarantee attached hereto as Appendix 4.

§ 9	§ 9
Versicherungspflicht	Insurance Obligations

Der Mieter ist verpflichtet, eine Betriebshaftpflicht- und eine Einrichtungsversicherung abzuschließen. Auf Verlangen des Vermieters ist der Mieter verpflichtet, den Nachweis über den Abschluss entsprechender Versicherungen zu führen. Zusammen mit den von Vermieterseite abgeschlossenen Versicherungen, deren Kosten der Mieter anteilig zu tragen hat (vgl. vorstehend § 4 Ziff. 6 Buchstabe n), ist so ein umfassender Versicherungsschutz zu gewährleisten.

Tenant shall obtain an operational liability insurance and facility insurance. Upon request of Landlord, Tenant shall be obligated to submit proof of such insurance coverage. Together with the insurances taken out by Landlord, the costs of which Tenant shall bear partly (cf. the above § 4 para. 6 lit. n), comprehensive insurance protection shall be ensured.

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§ 10	§ 10
Sammelheizung und Warmwasserversorgung	Collective Heating and Hot Water Supply

1.Die Betriebs-, Wartungs- und Bedienungskosten für die Heizungs- und Warmwasserversorgungsanlage (Untertischgeräte) werden vom Mieter getragen, sofern diese Kosten nicht bereits unter § 4 Abs. 6 berücksichtigt wurden. alle Reparaturkosten an diesen technischen Geräten werden vom Vermieter übernommen.

1.The operating, maintenance and usage costs for heating and hot-water-supply facilities (fitted devices) shall be assumed by Tenant unless such costs are already included in § 4 para. 6. All repair costs regarding such technical devices shall be assumed by Landlord.

2.Der Vermieter verpflichtet sich, die Sammelheizungsanlage, soweit es die Witterung erfordert in Betrieb zu halten.	2.Landlord commits to keeping the collective heating facility in operation as far as required by the weather.

3.Der Vermieter ist verpflichtet, nach deren Bekanntwerden umgehend für die Beseitigung von Störungen zu sorgen. Der Mieter ist zur Benutzung der Sammelheizung verpflichtet; Nichtbenutzung der funktionsfähig zur Verfügung gestellten Anlage befreit nicht von der Kostentragungspflicht.

3.Landlord shall be obligated to ensure removal of interferences without delay after they become known. Tenant shall be obligated to use the collective heating; not using the functionally provided facility shall not release it from the obligation to bear costs.

4.Beeinträchtigungen der Heizung durch Störungen, höhere Gewalt oder Unmöglichkeit der Leistung, Brennstoffverknappung, Stromausfall und Betriebsunterbrechungen geben dem Mieter keinen Anspruch auf Minderung oder Schadenersatz. Bei überhöhten Temperaturen darf der Mieter seinen Kostenanteil nicht mindern.

4.Impairment of the heating by interferences, force majeure or impossibility of the service, fuel scarcity, power outage and interruptions of operations shall not give Tenant any claim to reduction or damages. Tenant must not reduce its cost share if the temperatures are high.

§ 11	§ 11
Veränderung der Miete und der Nebenkosten	Changes to the Lease and Ancillary Costs

Eine Erhöhung der vom Vermieter zu tragenden Abgaben auf Grund und Boden oder Gebäude einschließlich der Grundsteuer, die Einführung neuer gemeindlicher Tarife, Gebühren, Abgaben, Steuern etc. berechtigt den Vermieter zu einer anteiligen Erhöhung der Nebenkosten.

Increase of the fees to be assumed by Landlord for land or buildings, including the real estate tax, introduction of new municipal tariffs, fees, duties, taxes, etc., shall entitle Landlord to prorated increase of the ancillary costs.

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§ 12	§ 12
Aufrechnung, Zurückbehaltung, Minderung, Mangelbegriff, Haftung des Vermieters	Set-Off, Retention Reduction, term of defects, liability of Landlord

1.Der Mieter kann gegenüber Forderungen des Vermieters nur mit unbestrittenen oder rechtskräftig festgestellten Forderungen aufrechnen.	1.Tenant may offset claims of Landlord against undisputed or finally and bindingly adjudicated claims.

2.Die Ausübung eines Zurückbehaltungsrechts gegenüber Forderungen des Vermieters durch den Mieter ist ausgeschlossen, soweit es nicht auf demselben Vertragsverhältnis beruht.	2.Execution of a retention right against claims of Landlord by Tenant shall be excluded where this is not based on the same contractual relationship.

3.Im Übrigen darf der Mieter gegenüber Forderungen des Vermieters nur aufrechnen und ein Minderungs- oder Zurückbehaltungsrecht nur ausüben, wenn er dies mindestens einen Monat vor Fälligkeit der Vermieterforderung dem Vermieter schriftlich angekündigt hat und sich mit seinen Zahlungspflichten nicht in Rückstand befindet.

3.Apart from this, Tenant must only execute a right of reduction or set-off against claims of Landlord upon announcing this to Landlord at least one month before the Landlord's claims are due, and is not in arrears with its payment obligations.

4.Als Mangel der Mietsache gelten nicht diejenigen Einwirkungen, die der Vermieter/Eigentümer nach § 906 BGB zu dulden hat	4.Those effects that Landlord/owner must tolerate pursuant to § 906 German Civil Code shall not be deemed a defect of the leased object

§ 13	§ 13
Technische Anlagen, gemeinsame Einrichtungen	Technical Facilities, Shared Facilities

Folgende technische Anlagen	For the following technical facilities

Alarmanlage	alarm system

sind vom Mieter auf seine Kosten zu warten, zu unterhalten und instand zu halten sofern diese Kosten nicht bereits unter § 4 Abs. 6 berücksichtigt wurden. An den Reparaturkosten sowie den Kosten für den Austausch von Geräten beteiligt sich der Mieter je Einzelfall bis zu einem Betrag in Höhe € 250,00 zzgl. MwSt. Darüber hinausgehende Kosten trägt der Vermieter.

Tenant shall be responsible for maintenance, upkeep and service at its expense unless such costs are already included in § 4 para. 6. In the repair costs and the costs for exchange of devices, Tenant shall bear a share of € 250.00 from case to case, plus VAT. Any costs exceeding € 250.00 shall be assumed by Landlord.

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§ 14	§ 14
Instandhaltung der Mieträume, Klein- und Schönheitsreparaturen	Maintenance of the Leased Facilities, Small and Cosmetic Repairs

1.Der Mieter verpflichtet sich, die Räume schonend und pfleglich zu behandeln und in ordnungsgemäßem, gutem und sauberem Zustand zu erhalten und zurückzugeben.	1.Tenant commits to treating the premises gently and with care, to maintain and return them in a good and clean condition.

2.Schäden am und im Gebäude und in den Mieträumen sind dem Vermieter sofort anzuzeigen. Für durch verspätete oder unterlassene Anzeige verursachte Schäden oder deren dadurch bedingte Ausweitung haftet der Mieter.

2.Damage to and in the building and the leased premises shall be reported to Landlord at once. Tenant shall be liable for any damage caused or compounded by reports filed too late or omitted.

3.Der Mieter haftet dem Vermieter für Schäden, die durch Verletzung der ihm obliegenden Sorgfaltspflichten schuldhaft verursacht wurden; insbesondere auch, wenn Versorgungs- und Abflussleitungen, Toiletten-, Heizungsanlagen usw. unsachgemäß behandelt, die Räume unzureichend gelüftet, beheizt oder nicht ausreichend gegen Frost geschützt wurden.

3.Tenant shall be liable towards Landlord for damage culpably caused by violation of any care obligations due to it; in particular also where supply and drain lines, toilets, heating facilities, etc., are treated improperly, the rooms are insufficiently ventilated, heated or not sufficiently protected against frost.

Leitungsverstopfungen bis zum Hauptrohr hat der Mieter auf jeden Fall auf seine Kosten zu beseitigen. Ist der Urheber für Verstopfungen im Hauptrohr oder in der Kanalisation nicht feststellbar, so werden die entstandenen Kosten für die Beseitigung der Verstopfung nach der Zahl der Mieteinheiten auf die Mieter umgelegt, soweit nicht nachweislich eine fehlerhafte Beschaffenheit der Anlage vorliegt.

Clogged drains and pipes up to the main pipe shall be cleared by Tenant at its expense in any case. If the originator of the clog in the main pipe or the sewers cannot be determined, the resulting costs for removal of the clog shall be allocated to the tenants according to the number of rental units unless the facility is verifiably defective

4.Der Mieter haftet für Schäden, die durch seine Angehörigen, Arbeiter, Angestellten, Untermieter, Besucher, Lieferanten, Handwerker oder sonstige durch oder über den Mieter mit der Mietsache in Berührung gekommene dritte Personen schuldhaft verursacht worden sind.

4.Tenant shall be liable for damage culpably caused by its family, workers, employees, subtenants, visitors, suppliers, craftspeople or other third parties who have come into contact with the leased object through Tenant.

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5.Der Mieter hat zu beweisen, dass ein Verschulden auf seiner Seite nicht vorgelegen hat.	5.The burden of proof that it was not at fault shall be borne by Tenant.

6.Der Mieter hat die sanitären Einrichtungen, Schlösser, Rollläden, Lüftungs- und Kälteaggregate, Alarmanlagen und ähnliche Einrichtungen und technische Geräte in gebrauchsfähigem Zustand zu erhalten. Beschädigte Glasscheiben/Verglasungen und Spiegel hat der Mieter auf jeden Fall auf seine Kosten zu ersetzen. Feuerlöscher hat er anzuschaffen und zu unterhalten. Der Ersatz ausgebrannter Glühbirnen ist Sache des Mieters. Entsprechendes gilt für Leuchtröhren und Sicherungen.

6.Tenant shall maintain the sanitary facilities, locks, roller shutters, ventilation and cooling units, alarm facilities and similar facilities and technical devices in a usable condition. Damaged glass panes/glazings and mirrors shall be replaced by Tenant at its expense in any case. It shall also procure and maintain fire extinguishers. Tenant shall be responsible for replacing burnt-out light bulbs. This shall apply accordingly to luminescent tubes and fuses.

Etwaige Ansprüche gegen schuldige Dritte tritt der Vermieter an den Mieter ab, der mit seiner Unterschrift unter diesen Vertrag diese Abtretung annimmt.	Landlord assigns any claims against third parties at fault to Tenant, who accepts this assignment with its signature under this agreement.

7.Der Mieter muss die Mieträume auf seine Kosten von Ungeziefer frei halten. Nur dann kann sich der Mieter darauf berufen, dass die Mieträume bereits bei Übernahme von Ungeziefer befallen waren, wenn er dem Vermieter unverzüglich nach der Übernahme die entsprechende Bescheinigung eines Schädlingsbekämpfers vorgelegt hat. Wird Ungeziefer auch nur in einzelnen Räumen oder Mieteinheiten festgestellt, so ist der Vermieter berechtigt, die erforderlichen Maßnahmen selbst durchzuführen, auch in noch nicht befallenen Gebäudeteilen, und hat das Recht dazu, alle Mieträume zu betreten oder betreten zu lassen. Jeder Mieter trägt dann die für seine Räume anfallenden Kosten; die Kosten für die gemeinsamen Einrichtungen werden nach Flächenanteilen (vgl. § 7 Ziff. 1 des Vertrags) umgelegt.

7.Tenant must keep the leased premises free of vermin at its expense. Tenant may only cite that the leased premises were already infested with vermin when it moved in if it has submitted the corresponding certificate of a pest controller to Landlord without delay after taking over the premises. If vermin is found even only in individual rooms or rental units, Landlord shall have the right to perform the required measures personally, also in building parts not yet infested, and shall have the right to enter all leased premises for this, or have them entered for this. Every Tenant shall then bear the prorated costs for its premises; the costs for the shared facilities shall be allocated by area shares (cf. § 7 item 1 of the agreement).

8.Der Mieter hat Schäden, für die er einstehen muss, sofort zu beseitigen. Kommt er dieser Verpflichtung auch nach schriftlicher Mahnung innerhalb angemessener Frist nicht nach, so kann der Vermieter die erforderlichen Arbeiten auf Kosten des Mieters vornehmen lassen. Bei Gefahr drohender Schäden oder unbekanntem Aufenthalt des Mieters bedarf es der schriftlichen Mahnung und Fristsetzung nicht. Bei Auszug des Mieters ist dieser auch dann (kosten-)ersatzpflichtig, wenn der Mietnachfolger die Arbeiten ausführt.

8.Tenant shall remove any damage it is at fault for at once. If it does not meet this obligation within an appropriate period even after a written reminder, Landlord may have the required work performed at the expense of Tenant. If there is an imminent danger of damage or if the whereabouts of Tenant are not known, written reminder and setting of a grace period shall not be required. When Tenant moves out, it shall be liable to reimburse (expenses) even if the following tenant performs the work.

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9.Sind etwa entstandene Schäden dem Mietgebrauch oder dem Herrschafts-, Risikobereich bzw. der Einflusssphäre des Mieters zuzuordnen, so trägt er sämtliche Instandhaltungs- und Instandsetzungsverpflichtungen, nach Wahl des Vermieters entweder durch Übernahme der damit verbundenen Kosten oder Veranlassung der erforderlichen Arbeiten.

9.If any damage is due to the rental use or the scope of control, risk or influence of Tenant, Tenant shall bear all maintenance and repair obligations, at Landlord's choice either by assuming the connected costs or by initiating the corresponding work.

Ungeachtet dessen hat der Mieter alle kleinen Reparaturen bis zum Betrag von € 250,00 zzgl. der hierauf entfallenden Umsatzsteuer im Einzelfall nach Wahl des Vermieters vorzunehmen oder die entsprechenden Kosten – auch anteilig bis zu einem Betrag in Höhe von € 250,00 – zu übernehmen.

Notwithstanding this, Tenant shall perform all minor repairs up to an amount of € 250.00 plus respective VAT in the individual case or, at Landlord's discretion, assume the corresponding costs - up to an amount of € 250.00.

10.Da die Mieträume dem Mieter in bezugsfertigem Zustand übergeben wurden (Bestandsobjekt) bzw. noch übergeben werden (Zusatzobjekt), ist er während der Laufzeit des Mietverhältnisses zur Durchführung der Schönheitsreparaturen in den Mieträumen sowie in den zugehörigen oder von ihm ausschließlich genutzten Nebenräumen (z.B. Lager-, Kellerräume) verpflichtet. Der Vermieter schuldet keine Durchführung von Schönheitsreparaturen.

10.Since the rented premises have been (Existing Object) or will be (Additional Object) provided to Tenant ready to move in, it shall be obligated to perform the cosmetic repairs in the rented premises and the associated secondary rooms or secondary rooms used by it exclusively (e.g. storage, basement rooms) during the term of the lease. Landlord shall not owe execution of cosmetic repairs.

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§ 15	§ 15
Elektrizität, Gas, Wasser	Electricity, Gas, Water

1.Die vorhandenen Leitungsnetze für Elektrizität und Wasser dürfen vom Mieter nur in einem Umfang in Anspruch genommen werden, dass keine Überlastung eintritt. Einen Mehrbedarf kann der Mieter durch Erweiterung der Zuleitungen auf eigene Kosten nach vorheriger schriftlicher Zustimmung durch den Vermieter decken.

1.The present line grids for electricity and water must only be used by Tenant at a scope that does not cause excessive strain on them. Additional demand may be covered by Tenant by expanding the supply lines at its own expense upon the advance written consent by Landlord.

2.Bei Wasserverbrauch für gewerbliche Zwecke hat der Mieter auf eigene Kosten Wasserzwischenzähler anzubringen und die Be- und Entwässerungskosten nach Angaben des Vermieters zu tragen, wenn nicht seitens des Mieters das Wasser direkt vom Wasserversorgungswerk bezogen wird.

2.If Tenant consumes water for commercial purposes, Tenant shall install interim water meters at its own expense and bear the irrigation and drainage costs according to Landlord's specification unless Tenant directly obtains any water supply.

3.Bei Störungen oder Schäden an den Versorgungsleitungen hat der Mieter für sofortige Abschaltung zu sorgen. Sofern er hierzu nicht in der Lage ist oder wenn die Störung oder der Schaden sich auf andere Mieter auswirkt, muss der Vermieter oder dessen Beauftragter unverzüglich benachrichtigt werden. Frostschäden muss der Mieter verhindern; für die Folgen haftet er.

3.In case of faults or damage to the supply lines, Tenant shall ensure immediate deactivation. If it is unable to do so or if the fault or damage affects other tenants, Landlord or its officer must be informed without undue delay. Tenant must prevent frost damage; it shall be liable for the consequences.

4.Eine Veränderung der Energieversorgung, insbesondere eine Abänderung der Stromspannung, berechtigt den Mieter nicht zu Ersatzansprüchen gegen den Vermieter.	4.Any changes to the power supply, in particular any changes to the voltage, shall not entitle Tenant to compensation claims against Landlord.

5.Wenn die Strom- oder Wasserversorgung oder die Entwässerung durch einen nicht vom Vermieter zu vertretenden Umstand unterbrochen wird oder wenn vom Vermieter nicht zu vertretende Überschwemmungen und sonstige Katastrophen eintreten, hat der Mieter kein Mietminderungsrecht und keine Ersatzansprüche gegen den Vermieter.

5.If the power or water supply or drainage are interrupted by a circumstances that is not due to the fault of Landlord or if flooding or other disaster occurs other than due to the fault of Landlord, Tenant shall not have any right to reduce the lease or reimbursement claims against Landlord.

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6.Der Mieter hat für ausreichende Beleuchtung der Zu- und Aufgänge zu sorgen.	6.Tenant must ensure sufficient lighting of the entries and stairwells.

§ 16	§ 16
Werbemaßnahmen	Advertising Measures

Der Mieter ist zur Anbringung einer Reklameschrift in normaler Größe berechtigt. Der Mieter haftet für alle Schäden, die im Zusammenhang mit diesen Vorrichtungen entstehen. Die Beachtung der allgemeinen und behördlichen Vorschriften für die Art, Anbringung und Unterhaltung und die deswegen erforderlichen Maßnahmen obliegen ausschließlich dem Mieter.

Tenant shall have the right to attach an advertisement at regular size. Tenant shall be liable for any damage that arises in connection with these devices. The observation of the general and authority provisions for the type, attachment and maintenance and the measures required for this shall be subject to Tenant exclusively.

§ 17	§ 17
Ausbesserungen und bauliche Veränderungen durch den Vermieter – Wiederaufbauklausel, Betriebsunterbrechung	Improvement and Constructional Changes by Landlord – Reconstruction clause, interruption of operations

1.Der Vermieter darf Ausbesserungen und bauliche Veränderungen, die zur Erhaltung oder zum Ausbau des Hauses oder zur Abwendung drohender Gefahren oder zur Beseitigung von Schäden notwendig werden, auch ohne Zustimmung des Mieters vornehmen.

1.Landlord may perform improvements and constructional changes that become necessary to maintain or develop the building or to prevent threatening dangers or remove damage even without the consent of Tenant.

Dies gilt auch für Arbeiten, die zwar nicht notwendig, aber zweckmäßig sind, z.B. Modernisierung des Gebäudes, soweit dies dem Mieter nicht unzumutbar ist. Der Mieter hat die betroffenen Räume zugänglich zu halten; die Ausführung der Arbeiten darf von ihm nicht behindert oder verzögert werden.

This shall also apply to work that is not necessary, but appropriate, such as modernisation of the building where this is not unreasonable for Tenant. Tenant shall keep the respective rooms accessible; execution of the work must not be impaired or delayed by it.

Diese Arbeiten dürfen den Betrieb nicht beeinträchtigen.	Such work must not impair operation.

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2.Falls das Mietobjekt bzw. die Mietfläche oder irgendwelche Gemeinschaftseinrichtungen durch Konstruktionsfehler, Feuer, Explosion, Blitz, Sturm, höhere Gewalt, Kriegseinwirkungen oder sonstige Ereignisse ganz oder teilweise zerstört oder beschädigt werden, erlischt dieser Mietvertrag erst, nachdem der Vermieter erklärt hat, dass er einen Wiederaufbau nicht durchführen wird. Soweit die vertragsgemäße Nutzung der beschädigten oder zerstörten Räume bzw. Flächen nicht mehr möglich ist, ruht jedoch die Verpflichtung zur Zahlung der Miete von dem auf das Schadensereignis folgenden Tag an. Bei teilweiser Zerstörung oder Beschädigung entfällt die Mietzahlungspflicht anteilig. Nach erfolgtem Wiederaufbau gelten die Bestimmungen dieses Vertrags zur Übergabe und Zahlung der Miete sinngemäß.

2.If the Leased Object or the rental premises or any communal facilities are wholly or partially destroyed or damaged by construction errors, fire, explosion, lightning strike, storm, force majeure, war or other events this lease agreement shall only expire after Landlord has declared that it will not reconstruct. Where contractual use of the damaged or destroyed premises or areas is no longer possible, however, the obligation to paying lease shall be in abeyance from the day following the damage event. In case of partial destruction or damage, the lease payment obligation shall discontinue pro rata. After reconstruction, the provisions of this agreement on handover and payment of the lease shall apply accordingly.

Kurzfristige vom Vermieter nicht oder allenfalls fahrlässig verschuldete Unterbrechungen des Betriebs – gleich aus welchem Grund – beeinträchtigen die Pflicht des Mieters zur Mietzahlung nicht, soweit sie innerhalb angemessener Frist behoben werden können.

Short-term interruption of the operation not or at best negligently caused by Landlord – no matter the reason – shall not impair the obligation of Tenant to continue to pay the lease, provided that they can be removed within an appropriate period.

Ansprüche auf Schadenersatz sowie sonstige Rechte stehen dem Mieter in den Fällen der vorstehenden Absätze 1 und 2 nicht zu. Die Haftung des Vermieters für von ihm zu vertretende Schäden aus Verletzung von Leben, Körper und Gesundheit bleibt hiervon unberührt.

Claims to damages and other rights shall not be due to Tenant in the cases of the above paragraphs 1 and 2. The liability of Landlord for any damage due to its fault from injuries to life, body and health shall remain unaffected hereby.

§ 18	§ 18
Bauliche Veränderungen durch den Mieter	Constructional Changes by Tenant

1.Bauliche Veränderungen durch den Mieter dürfen nur mit vorheriger schriftlicher Zustimmung des Vermieters vorgenommen werden. Erteilt der Vermieter eine solche Erlaubnis, so ist der Mieter für die Einholung der bauaufsichtsamtlichen Genehmigung verantwortlich und hat alle Kosten zu tragen. Der Mieter hat weder während noch nach Beendigung des Mietverhältnisses Anspruch auf Ersatz der Aufwendungen für die baulichen Veränderungen bzw. auf Wertersatz.

1.Constructional changes by Tenant must only be performed with the advance written consent of Landlord. If Landlord grants such consent, Tenant shall be responsible for collection of the construction supervisory approval and shall bear all costs. Tenant shall have no claim to reimbursement for expenses for the constructional changes or value reimbursement during or after termination of the lease.

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2.Einrichtungen, mit denen der Mieter die Räume versehen hat, hat er spätestens am letzten Tag der Mietzeit wegzunehmen und insoweit den vormaligen Zustand wieder herzustellen. Der Vermieter kann aber verlangen, dass die Sachen bei Beendigung des Mietverhältnisses in den Räumen zurückgelassen werden, wenn der Vermieter hierfür den Zeitwert abzüglich ersparter Kosten für Aus- bzw. Rückbau und Wiederherstellung des vormaligen Zustands entrichtet.

2.Tenant shall remove any facilities that it has installed in the premises at the latest on the last day of the term of the lease and restore the prior condition in this respect. Landlord may, however, demand that objects be left in the premises at the end of the lease, provided that Landlord pay the fair value for them, minus costs saved for removal or uninstallation and restoration of the prior condition.

Hat der Mieter bauliche Veränderungen vorgenommen, so hat er sie auf Verlangen des Vermieters spätestens am letzten Tag der Mietzeit zu beseitigen und den ursprünglichen Zustand mit sämtlichen hierfür erforderlichen Nebenarbeiten – wie bei Beginn des Mietverhältnisses – wieder herzustellen. Andernfalls werden sie vom Vermieter entschädigungslos übernommen.

If Tenant has made any constructional changes, it shall remove them on request of Landlord at the latest on the last day of the term of the lease and restore the original condition with all secondary work required for this - as at commencement of the lease. Otherwise, they shall be taken over by Landlord without compensation.

Der ursprüngliche Zustand soll jeweils durch einen Zusatz zum Mietvertrag festgestellt werden. Auch vom Mieter zulässigerweise vorgenommene bauliche Veränderungen oder Einbauten sind in einer gesonderten, von den Vertragsparteien zu unterzeichnenden Auflistung zu erfassen und als weiterer wesentlicher Bestandteil und Anlage zu diesem Vertrag zu nehmen.

The original condition is to be determined by an addition to the lease agreement from time to time. Constructional changes or installations performed by Tenant with consent shall be recorded in a separate list to be signed by the Contracting Parties and enclosed with this agreement as a further essential part and Appendix.

Mieter und Vermieter haben sich so rechtzeitig zu erklären, dass Vereinbarungen hierüber noch vor der Räumung getroffen werden können.	Tenant and Landlord shall make their declarations in time so that any agreements on this can be made before clearing the premises.

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3.Der Mieter haftet für alle Schäden, die im Zusammenhang mit den von ihm vorgenommenen Baumaßnahmen entstehen.	3.Tenant shall be liable for any damage that arises in connection with the construction measures performed by it.

§ 19	§ 19
Änderungen der Vertragsparteien (Identitätsklausel), Untervermietung	Changes by the Contracting Parties (Identity Clause), Sublease

1.Ändert sich die Rechtsform des Unternehmens des Mieters oder treten Firmenänderungen im Handelsregister oder bei der Gewerbeerlaubnis ein, hat der Mieter dies dem Vermieter unverzüglich mitzuteilen.	1.If the legal form of the company of Tenant changes, or if any company changes in the commercial register or regarding the business license occur, Tenant shall inform Landlord of this without delay.

Im Falle der Veräußerung des gesamten Betriebs des Mieters oder, soweit es sich beim Mieter um eine Personengesellschaft handelt, der Aufnahme weiterer Gesellschafter, bedarf es zum Übergang dieses Mietvertrags auf den Rechtsnachfolger oder zum Eintritt Dritter einer vorherigen Vereinbarung mit dem Vermieter, es sei denn die mietende Gesellschaft ändert unter Wahrung ihrer Identität nur ihre Rechtsform.

In case of sale of the entire operation of Tenant or, provided that Tenant is a partnership, inclusion of further shareholders, transfer of this lease agreement to the legal successor or the inclusion of third parties shall require an advance agreement with Landlord, except where the leasing company changes only its legal form while maintaining its identity.

2.Untervermietung oder sonstige Gebrauchsüberlassung an Dritte bedarf der vorherigen schriftlichen Zustimmung des Vermieters. Der Vermieter kann seine Zustimmung nur aus wichtigem Grund versagen. Die Erlaubnis wird jeweils für den Einzelfall erteilt und kann jederzeit widerrufen werden, wenn in der Person des Dritten, ein wichtiger Grund vorliegt.

2.Sublease or other provision for use to third parties shall require the advance written consent of Landlord. Landlord may refuse its consent only for important reasons. The consent shall be granted for the individual case from time to time and may be revoked at any time if there is an important reason in the person of the third party.

3.Bei unbefugter Untervermietung oder Überlassung an Dritte kann der Vermieter verlangen, dass der Mieter sobald wie möglich – spätestens jedoch binnen Monatsfrist ab Zugang der dahingehenden schriftlichen Aufforderung des Vermieters – das Untermietverhältnis kündigt. Geschieht dies nicht, so kann der Vermieter das Hauptmietverhältnis ohne Einhaltung einer Kündigungsfrist kündigen. Dieses Recht kann der Vermieter nur binnen einer Frist von 2 Monaten geltend machen, nachdem er von der unbefugten Untervermietung Kenntnis erlangt hat.

3.In case of unauthorised sublease or provision to third parties, Landlord may demand that Tenant terminate the sublease as soon as possible – but at the latest within the period of one month from the date of receipt of Landlord's respective written request. If this is not done, Landlord may terminate the main lease in compliance with a period of notice. Landlord must only assert this right within a period of 2 months after gaining knowledge of the unauthorised sublease.

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4.Im Fall einer Untervermietung oder Gebrauchsüberlassung an Dritte haftet der Mieter für alle Handlungen oder Unterlassungen des Untermieters oder desjenigen, dem er den Gebrauch der Mieträume überlassen hat.

4.In case of sublease or provision for use to third parties, Tenant shall be liable for all actions or omissions of the sub lessee or the person to whom it has granted use of the leased premises.

5.Für den Fall der Untervermietung tritt der Mieter dem Vermieter schon jetzt die ihm gegen den Untermieter zustehenden Forderungen nebst Pfandrecht bis zur Höhe der Forderungen des Vermieters sicherungshalber ab. Mit seiner Unterschrift nimmt der Vermieter diese Abtretung an.

5.For the case of sublease, Tenant hereby assigns any claims due to it against the subtenant to Landlord, including lien, as collateral up to the amount of the claims of Landlord. Landlord accepts this assignment with its signature.

§ 20	§ 20
Betreten der Mieträume durch den Vermieter	Entry to the Leased Premises by Landlord

1.Der Vermieter und sein Beauftragter können die Mieträume während der Geschäftszeit zur Prüfung ihres Zustands betreten. Bei Gefahr im Verzug ist ihnen der Zutritt zu jeder Tages- und Nachtzeit gestattet.

1.Landlord and its officers may enter the leased premises to verify their condition during the business hours. In case of imminent danger, they may access them during any time of the day and night.

2.Will der Vermieter oder sein Beauftragter das Grundstück verkaufen, so darf er die Mieträume zusammen mit den Kaufinteressenten nach vorheriger Ankündigung mit angemessener Frist während der Geschäftsstunden betreten. Entsprechendes gilt für die Besichtigung mit Mietinteressenten, wenn das Mietverhältnis gekündigt ist.

2.If Landlord or its officer wants to sell the property, it may enter the leased premises together with potential purchasers during the business hours if he has appropriately notified Tenant in advance. This shall apply accordingly for inspection with potential tenants if the lease has been terminated.

3.Der Mieter muss dafür sorgen, dass die Räume auch während seiner Abwesenheit betreten werden können. Bei längerer Abwesenheit (z.B. bei Betriebsferien) hat er die Schlüssel an einer schnell erreichbaren Stelle unter entsprechender Benachrichtigung des Vermieters zu hinterlegen; andernfalls hat der Vermieter das Recht, die Räume in dringenden Fällen auf Kosten des Mieters öffnen zu lassen.

3.Tenant must ensure that the premises can be entered during its absence as well. In case of extended absence (e.g. during works holidays), the key shall be deposited in a quickly accessible location, subject to corresponding information to Landlord; otherwise, Landlord shall have the right to have the premises opened at Tenant's expense in urgent cases.

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§ 21	§ 21
Fristlose Kündigung	Termination without Notice

In allen Fällen fristloser Kündigung durch den Vermieter haftet der Mieter für den Schaden, der durch die fristlose Loslösung entsteht, einschließlich des Ausfalls bis zur Wiedervermietung.	In all cases of termination without notice by Landlord, Tenant shall be liable for the damage arising from the exit without notice, including the loss until a new lease is concluded.

§ 22	§ 22
Beendigung der Mietzeit	End of the Lease

Die Mieträume sind dem Vermieter am letzten Tag der Mietzeit in sauberem Zustand mit sämtlichen Schlüsseln zu übergeben.	On the last day of the term of the lease, the leased premises shall be returned to Landlord cleaned and with all keys.

Der Vermieter ist berechtigt, auf Kosten des Mieters neue Schlösser und Schlüssel für die Außentüren anfertigen zu lassen, ebenso die Erneuerung einer etwa vorhandenen Schließanlage zu veranlassen, soweit nicht alle überlassenen Schlüssel zurückgegeben werden.

Landlord shall have the right to have new locks and keys made for the outer doors at Tenant's expense and to have any locking system that may be installed replaced if not all provided keys are returned.

Falls der Mieter die Räume nicht rechtzeitig übergibt, ist der Vermieter berechtigt, auf Kosten des Mieters die Mieträume öffnen und reinigen zu lassen.	If Tenant does not return the premises in time, Landlord shall have the right to have the leased premises opened and cleaned at the expense of Tenant.

§ 23	§ 23
Verjährung von Schadenersatz- und Herausgabeansprüchen	Limitation of Damages and Release Claims

Die Vertragsparteien vereinbaren, dass die sechsmonatige Verjährungsfrist des § 548 Abs. 1 und 2 BGB für die dort bezeichneten Ansprüche sowohl des Vermieters als auch des Mieters auf ein Jahr verlängert wird.

The Contracting Parties agree that the limitation period of six months pursuant to § 548 German Civil Code for any claims of Tenant or Landlord referred to therein shall be extended to one year.

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§ 24	§ 24
Pauschalierter Schadensersatz, Verlängerung der Übergabefrist	Liquidated Damages, Extension of the Handover Period

Für den Fall, dass das Zusatzobjekt nicht bis zum gemäß § 3 Abs. 1 S. 1 dieses Mietvertrags zu bestimmenden Zeitpunkt an den Mieter übergeben werden kann, verpflichtet sich der Vermieter für jeden Tag der Verzögerung der Übergabe, einen pauschalierten Schadensersatz in Höhe von € 120,00 an den Mieter zu zahlen. Ein darüber hinausgehender Anspruch auf Schadensersatz wegen verspäteter Übergabe des Zusatzobjekts steht dem Mieter nicht zu.

In the event that the additional object cannot be handed over to the tenant by the date determined pursuant to sec. 3 para. 1 sent. 1 of this lease agreement, the landlord undertakes to remunerate damages in the amount of 120.00 Euro to the tenant for each day of delay after such date. The tenant is not entitled to any further claim for damages due to delayed delivery of the additional object.

Die Einhaltung der in § 3 Abs. 1 und im vorstehenden Absatz genannten Übergabefrist für das Zusatzobjekt durch den Vermieter an den Mieter ist an die Bedingung geknüpft, dass der Bauantrag für das Zusatzobjekt mit Unterzeichnung dieses Mietvertrags durch den ersten Geschäftsführer des Mieters gestellt wird und die Baugenehmigung spätestens drei Monate nach diesem Zeitpunkt erteilt ist. Sofern sich die Einhaltung der beiden Termine aus Gründen verzögert, die nicht von dem Vermieter oder dem von ihm beauftragten Architekten zu vertreten sind, verlängert sich die Frist zur Übergabe entsprechend der Verzögerung. Der vorstehende Absatz zum pauschalierten Schadensersatz ist entsprechend anzuwenden.

Compliance with the handover period for the supplementary object by the landlord to the tenant in section 3 paragraph 1 and the preceding paragraph is subject to the condition that the planning application for the additional object chas been made at the point in time in which the first managing director of the Tenant has signed this lease agreement and that the building permit is issued no later than three months after such date. Insofar as the fulfillment of the two dates is delayed for reasons that are not the responsibility of the tenant or the architect appointed by them, the deadline is extended corresponding to the delay. The first paragraph regarding damages shall be applied accordingly.

§ 25	§ 25
Konkurrenzschutz	Competition Protection

Der Vermieter gewährt dem Mieter Konkurrenzschutz insoweit, als er freie Mietflächen auf dem Grundstück nicht an direkte Wettbewerber des Mieters vermietet oder diesem anderweitig zur Verfügung stellt.

Landlord shall grant Tenant competition protection in so far as not letting free rental premises on the property to direct competitors of Tenant or providing them to these otherwise.

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§ 26	§ 26
Wertsicherung	Lease Adjustment

1.Verändert sich der vom Statistischen Bundesamt festgestellte Verbraucherpreisindex für Deutschland gegenüber dem Stand im Monat des Beginns des Mietverhältnisses um mindestens 10 Prozent nach oben oder unten, so verändert sich die Miete im gleichen prozentualen Verhältnis. Die Miete verändert sich vom Beginn des nächsten, auf die erstmalige Erreichung der Prozentzahl folgenden Monats an, nicht jedoch bevor eine Vertragspartei von der anderen schriftlich die Anpassung verlangt hat.

1.If the Consumer Price index for Germany determined by the Federal Statistical Office increases or decreases by at least 10 percent as compared to the month of commencement of the lease, the lease shall be adjusted at the same percentage. The lease shall be adjusted from the commencement of the next month following the first time the percentage is reached, but not before one Contracting Party has demanded adjustment from the other Contracting Party in writing.

2.In jedem Fall einer erneuten Änderung des Indexes um mindestens zehn Prozent gegenüber dem Stand, auf dem die vorangegangene Anpassung beruhte, ist eine erneute Anpassung auf der Grundlage der jeweils letzten Miete vorzunehmen. Abs. 1 Satz 2 gilt entsprechend.

2.In each case of a new change to the index by at least ten percent as compared to the status on which the last adjustment was based, a new adjustment must be performed based on the respective last lease. Para. 1 sentence 2 shall apply accordingly.

3.Werden vom statistischen Bundesamt anlässlich einer Umstellung des Indexes auf ein neues Basisjahr bereits veröffentlichte Indexzahlen früherer Basisjahre nachträglich zurückgezogen, so werden bereits eingetretene Mietänderungen nicht korrigiert. Für künftige Mietänderungen gelten die neu veröffentlichten Indexzahlen.

3.If the Federal Statistical Office retracts any index figures for past years already published when basing the index on a new reference year, any adjustments already applied shall not be reversed. The newly published index figures shall apply to future lease adjustments.

§ 27	§ 27
Erweiterungsmöglichkeiten	Expansion Options

An das Mietobjekt schließen weitere Freiflächen des Vermieters - insbesondere ein 5 Meter breiter Streifen (mit zulässiger Grenzbebauung) - an. Sofern der Vermieter plant, die Freiflächen baulich oder anderweitig gewerblich zu nutzen, wird er den Mieter hierüber rechtzeitig informieren und ihm die Möglichkeit einräumen, zusätzliche Flächen anzumieten.

Further free premises of Landlord - in particular an area of 5 metres width (with construction permitted on the border) - is adjacent to the leased object. If Landlord plans to use the free premises for construction or otherwise commercially, it shall inform Tenant of this in time and grant Tenant the option to lease additional areas.

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§ 28	§ 28
Sonstiges / Vorkaufsrecht	Miscellaneous / Right of First Refusal

1.Abfälle aus der gewerblichen Tätigkeit des Mieters dürfen nicht in die vom Vermieter für den allgemeinen Bedarf vorbehaltenen Müllbehälter geschüttet werden, sondern sind vom Mieter selbst – oder auf dessen Kosten vom Vermieter – zu beseitigen.

1.Waste resulting from the commercial activity of Tenant must not be put into the garbage bins provided by Landlord for general use, but shall be removed by Tenant directly - or by Landlord at Tenant's expense.

2.Etwaige sonstige behördliche Auflagen aller Art während der Mietzeit hat der Mieter – sofern und soweit nicht eine entsprechende Verpflichtung des Vermieters besteht – auf seine Kosten zu erfüllen (vgl. Präambel und § 1 Ziff. 4 dieses Vertrags).

2.Any other authority requirements of any kind during the lease shall be met by Tenant at its expense - where and as far as there is no corresponding obligation of Landlord (cf. Preamble and § 1 item 4 of this agreement).

3.Beabsichtigt der Vermieter, den Mietgegenstand im Rahmen eines Kaufvertrages an einen Dritten zu veräußern, so räumt er schon jetzt und unwiderruflich dem Mieter ein Vorkaufsrecht an dem Mietgegenstand ein. Das Vorkaufsrecht wird zugunsten des Mieters im Grundbuch eingetragen. Das Vorkaufsrecht erlischt mit der Beendigung des Mietverhältnisses und sofern ein Vorkaufsfall bereits vor diesem Zeitpunkt eintritt und der Mieter das Recht nicht ausübt. Der Mieter sichert die Löschung des Vorkaufsrechtes bereits heute unwiderruflich zu, sofern eine der zuvor genannten Bedingungen eingetreten ist. Alle Kosten für die Eintragung und die Löschung des Vorkaufsrechtes im Grundbuch einschließlich der Beurkundungskosten trägt der Mieter.

3.If Landlord intends to sell the leased object to a third party, it hereby irrevocably grants Tenant a right of first refusal to purchase the Leased Object. The right of first refusal shall be entered in the land register to the benefit of Tenant. The right of first refusal shall expire at termination of the lease and if a case subject to the right of first refusal occurs before this time and Tenant does not execute the right. Tenant hereby irrevocably promises deletion of the right of first refusal if one of the above conditions has occurred. All costs for entry and deletion of the right of first refusal in the land register, including the certification costs, shall be assumed by Tenant.

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§ 29	§ 29
Sonstiges	Miscellaneous

1.Mündliche Nebenabreden bestehen nicht. Nachträgliche Vereinbarungen sind nur wirksam, wenn die Schriftform (§ 126 BGB) eingehalten wird.	1.There are no oral side agreements. Subsequent agreements shall only be valid if written form (§ 126 German Civil Code) is complied with.

2. Den Vertragsparteien ist bekannt, dass wegen der Langfristigkeit des Mietverhältnisses die besonderen gesetzlichen Schriftformerfordernisse der §§ 550 Satz 1, 126 BGB einzuhalten sind. Sie verpflichten sich gegenseitig, auf jederzeitiges Verlangen einer Partei alle Handlungen vorzunehmen und Erklärungen ab zugeben, die erforderlich sind, um den gesetzlichen Schriftformerfordernissen Genüge zu tun, und den Mietvertrag nicht unter Berufung auf die Nichteinhaltung der gesetzlichen Schriftform vorzeitig zu kündigen. Dies gilt nicht nur für den Abschluss des Ursprungs-/Hauptvertrages, sondern auch für alle etwaigen Nachtrags-, Änderungs- und Ergänzungsverträge.

2. The Contracting Parties are aware that the special statutory requirements of written form of §§ 550 sentence 1, 126 German Civil Code must be complied with due to the term of the lease. They undertake to take all actions and make all statements upon demand of the other Contracting Party at any time that are required to meet the statutory requirements of written form and to not terminate the lease agreement prematurely asserting non-compliance with the statutory written form. This shall not only apply to the conclusion of the original/main agreement, but also to any supplement, addendum and amendment agreements.

3.Gerichtsstand für sämtliche Ansprüche aus diesem Vertrag ist das sachlich zuständige Gericht, in dessen Bezirk sich die Mieträume befinden (§ 29a ZPO).	3.The place of jurisdiction for any claims from this agreement shall be the materially relevant court in the district of which the leased premises are located (§ 29a ZPO).

4.Ist oder wird eine Bestimmung dieses Vertrages unwirksam, so berührt dies die Wirksamkeit des Vertrages nicht.	4.If any provision of this agreement is or becomes invalid, this shall not affect the validity of the agreement.

5.§ 566 Abs. 2 BGB wird ausdrücklich abbedungen. Der Vermieter haftet also auch dann nicht als Bürge, wenn ein Erwerber seine Verpflichtungen gegenüber dem Mieter nicht erfüllt.	5.§ 566 para. 2 German Civil Code is expressly waived. Landlord shall therefore not be liable as a guarantor even if a purchaser does not meet its obligations towards Tenant.

6.Dieser Vertrag wird zweisprachig (links Deutsch, rechts Englisch) erstellt. Rechtsverbindlich für die Parteien ist ausschließlich der Vertragstext in deutscher Sprache.	6.This agreement shall is drawn up bilingually (German on the left, English on the right). Only the text of the agreement in the German language shall be legally binding.

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Neuwied Germany, September 5, 2016	Neuwied Germany, September 5, 2016 Ringsted, Denmark, September 5, 2016
Ort/place, Datum/date /s/ Birgit Lenz	Ort/place, Datum/date /s/ Karsten Joppich /s/Erik Børgesen
Vermieter/Landlord	Mieter

vertreten durch / represented by

SZ Vermögens- und Transaktions Management Verwaltungsgesellschaft mbh,

diese wiederum vertreten durch / represented by

die Geschäftsführerin / its managing director

Birgit Lenz

vertreten durch / represented by die Geschäftsführer / its managing directors Karsten Joppich und / and Erik Børgesen

Anlagen:	Appendices:

1. Mietvertrag vom 04./08.10.2007 nebst seinen Anlagen in Kopie	1. Lease agreement dated 04/08 October 2007 and its appendices as a copy

2. Baubeschreibung, Planunterlagen – Stand: …….	2. Construction description, plan documents – status: 07.06.2016

3. Im Bestandsobjekt auszuführende Arbeiten – Stand: ………	3. Work to be performed in the Existing Object – status: 30.06.2016

4. Burgschaftserkarung	4. Rental Guarantee

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